As filed with the Securities and Exchange Commission on November 20, 2013

Registration No. 333-174498

Registration No. 333-180172

Registration No. 333-186889

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

Post-Effective Amendment No. 3 to Form S–8 Registration Statement No. 333-174498

Post-Effective Amendment No. 1 to Form S–8 Registration Statement No. 333-180172

Post-Effective Amendment No. 1 to Form S–8 Registration Statement No. 333-186889

UNDER

THE SECURITIES ACT OF 1933

THE ACTIVE NETWORK, INC.

(Exact name of registrant as specified in its charter)

Delaware	33-0884962
(State or other jurisdiction of incorporation)	(IRS Employer Identification Number)

10182 Telesis Court San Diego, California	92121
(Address of Principal Executive Offices)	(Zip Code)

2002 STOCK OPTION/STOCK ISSUANCE PLAN

2011 EQUITY INCENTIVE PLAN

2011 EMPLYOEE STOCK PURCHASE PLAN

(Full title of the plans)

Darko Dejanovic

The Active Network, Inc.

10182 Telesis Court

San Diego, California 92121

(Name and address of agent for service)

(858) 964-3800

(Telephone number, including area code, of agent for service)

Copies to:

David Breach

Sarkis Jebejian

Kirkland & Ellis LLP

601 Lexington Avenue

New York, NY 10022

(212) 446-4800

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

DEREGISTRATION OF SECURITIES

These post-effective amendments (the “Post-Effective Amendments”), filed by The Active Network, Inc., a Delaware corporation (the “Company”), remove from registration all shares of common stock, par value $0.001 per share, of the Company (the “Shares”) registered under the following Registration Statements on Form S-8 filed by the Company (the “Registration Statements”) with the U.S. Securities and Exchange Commission (the “SEC”), pertaining to the registration of the Shares offered under certain employee benefit and equity plans and agreements.

Registration No.	Date Filed with the SEC	Name of Equity Plan or Agreement	Shares
333-174498	May 25, 2011	2002 Stock Option/Stock Issuance Plan, as amended	12,674,476
		2011 Equity Incentive Plan	4,123,077
		2011 Employee Stock Purchase Plan	1,122,000

333-180172	March 16, 2012	2011 Equity Incentive Plan	3,064,550
		2011 Employee Stock Purchase Plan	564,433

333-186889	February 27, 2013	2011 Equity Incentive Plan	3,471,339
		2011 Employee Stock Purchase Plan	626,697

On September 28, 2013, the Company entered into an Agreement and Plan of Merger with Athlaction Holdings, LLC, a Delaware limited liability company (“Parent”), and Athlaction Merger Sub, Inc., a Delaware corporation and wholly owned subsidiary of Parent (“Purchaser”), providing for, among other things, the merger of Purchaser with and into the Company with the Company becoming a wholly owned subsidiary of Parent (the “Merger”) pursuant to Section 251(h) of the Delaware General Corporation Law. The Merger became effective at 9:49 a.m., New York City Time, on November 15, 2013, pursuant to the Certificate of Merger filed with the Secretary of State of the State of Delaware.

As a result of the Merger, the Company has terminated all offerings of its Shares pursuant to its existing registration statements under the Securities Act of 1933, as amended, including the Registration Statements. In accordance with an undertaking made by the Company in the Registration Statements to remove from registration, by means of a post-effective amendment, any Shares which remain unsold at the termination of the offering, the Company hereby removes from registration all Shares registered under the Registration Statements that remain unsold as of the date hereof and terminates the effectiveness of the Registration Statements.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing these Post-Effective Amendments and has duly caused these Post-Effective Amendments to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Diego, State of California, on November 20, 2013.

The Active Network, Inc.

By:	/s/ Scott Mendel
Name:	Scott Mendel
Title:	Chief Financial Officer

No other person is required to sign these Post-Effective Amendments in reliance upon Rule 478 under the Securities Act of 1933, as amended.